PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(To Prospectus Dated August 24, 2012)	Registration No. 333-183560

Halcón Resources Corporation

20,769,869 Shares

Common Stock

The following information supplements and amends the Prospectus dated August 24, 2012 (the “Prospectus”) of Halcón Resources Corporation (“Halcón”) relating to the offer and sale from time to time by the selling stockholders named therein of Halcón’s common stock, par value $0.0001 per share. This supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

On November 9, 2012, CH4 Energy II, LLC (“CH4”), a selling stockholder listed in the Prospectus, distributed 8,888,411 shares of common stock being offered under the Prospectus to its members (the “Distribution”). To update the information contained in the section of the Prospectus entitled “Selling Stockholders” to reflect the Distribution, the following table has been revised to include the applicable information of the members of CH4 and to reduce the shares of Halcón’s common stock offered by CH4 following the Distribution. The following table has also been revised to update the holdings of the other selling stockholders as of the date of this Prospectus Supplement. The table, including the footnotes, set forth under the caption “Selling Stockholders” and contained in the Prospectus is hereby amended and replaced in its entirety by the following table.

Investing in our common stock involves risks. Please read carefully the information under the headings “Risk Factors” beginning on page 4 and “Forward-Looking Statements” on page 16 of the Prospectus before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 19, 2012

As of December 18, 2012, the selling stockholder table included under the section entitled “SELLING STOCKHOLDERS”, which begins on page 9 of the Prospectus, is revised and replaced in its entirety with the following:

	Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering (1)
Name of Selling Stockholder	Number	Percent(2)	Number	Number	Percent(2)
CH4 Energy II, LLC(3)	88,004	*	88,004	—	*
U.S. King King LLC(4)	4,309,553	1.7%	4,309,553	—	*
Petro Texas LLC(5)	3,875,109	1.5%	3,875,109	—	*
PetroMax Leon, LLC(6)	3,608,792	1.4%	3,608,792	—	*
Richard D. Brannon(7)	711,332	*	711,332	—	*
Jon P. Stephenson(8)	385,332	*	385,382	—	*
Jack D. Brannon(9)	520,127	*	520,127	—	*
James D. Finley(10)	314,901	*	314,901	—	*
Clinton Koerth(11)	201,862	*	201,062	800	*
Mark J. Brannon, Jr.(12)	187,967	*	187,967	—	*
Dan Bruhl(13)	61,118	*	61,118	—	*
John W. Zerdecki(14)	54,497	*	54,497	—	*
Brent D. Talbott(15)	9,893	*	9,893	—	*
Stephen M. Clark(16)	4,948	*	4,948	—	*
Herschel R. Sanders(17)	73,825	*	73,825	—	*
Johnny A. Swanson(18)	26,407	*	26,407	—	*
Jason B. Pearce(19)	33,861	*	33,861	—	*
Kenneth A. Braden(20)	33,861	*	33,861	—	*
NGP IX CH4 Holdings, LLC(21)	3,134,640	1.2%	3,134,640	—	*
IPC/Rimrock, L.P.(22)	642,278	*	642,278	—	*
Irving Place Capital Partners III, L.P.(23)	2,492,361	*	2,492,361	—	*

* Less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and includes any shares as to which the stockholder has sole or shared voting power or investment control, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the applicable selling stockholder.

(2)	Calculated based on 258,136,868 shares of our common stock outstanding on December 10, 2012.

(3)	Richard Brannon, Jack Brannon, David Albin, David Hayes and Douglas Korn, as the members of the board of managers of the selling stockholder, share voting and investment control of the shares held by the selling stockholder. The business address of the selling stockholder is 1000 West Weatherford, Suite 100, Fort Worth, Texas 76102.

(4)	Suo Bin Chen, as the majority managing member of the selling stockholder, has voting and investment control of the shares held by the selling stockholder. The business address of the selling stockholder is 3721 Briarpark Dr., Suite 155, Houston, Texas 77042.

(5)	The selling stockholder is managed by New Gulf Operating, LLC. New Gulf Operating, LLC is wholly owned by New Gulf Energy, LLC. Don Kane, Tracy Poole, Jeff Guenther and Winfred H. Kopczynski, Jr., as the members of New Gulf Energy, LLC, share voting and investment control of the shares held by the selling stockholder. The business address of the selling stockholder is 6310 East 102nd St., Tulsa, Oklahoma 74137.

(6)	The selling stockholder is managed by Petromax Operating Co., Inc. Robert Sparks and Mike Hoover, as members of the board of directors of Petromax Operating Co., Inc., share voting and investment control of the shares held by the selling stockholder. The business address of the selling stockholder is 603 Main Street, Suite 201, Garland, Texas 75040.

(7)	The business address of the selling stockholder is 3401 Autumn Court, Fort Worth, Texas 76109.

(8)	The business address of the selling stockholder is 6256 Noonday Road, Hallsville, Texas 75650.

(9)	The business address of the selling stockholder is 1741 Woodbridge, McKinney, Texas 75070.

(10)	The business address of the selling stockholder is 1308 Lake Street, Fort Worth, Texas 76102.

(11)	The business address of the selling stockholder is 4059 West 7th Street, Fort Worth, Texas 76107.

(12)	The business address of the selling stockholder is 4225 Glenwood Drive, Fort Worth, Texas 76109.

(13)	The business address of the selling stockholder is 1201 Summit Avenue, Fort Worth, Texas 76102.

(14)	The business address of the selling stockholder is 2012 Windsor Place, Fort Worth, Texas 76110.

(15)	The business address of the selling stockholder is 1308 Lake Street, Fort Worth, Texas 76102.

(16)	The business address of the selling stockholder is 1308 Lake Street, Fort Worth, Texas 76102.

(17)	The business address of the selling stockholder is 207 Sandy Creek Dr., DeSoto, Texas 75115.

(18)	The business address of the selling stockholder is 7008 Shadow Creek Court, Fort Worth, Texas 76132.

(19)	The business address of the selling stockholder is 4125 Bolen Street, Fort Worth, Texas 76244.

(20)	The business address of the selling stockholder is 1307 Bellefonte Lane, Colleyville, Texas 76034.

(21)	Kenneth A. Hersh is an Authorized Member of GFW IX, L.L.C. (“GFW IX”), which is the general partner of G.F.W. Energy IX, L.P. (“G.F.W. Energy IX”), which is the general partner of Natural Gas Partners IX, L.P. (“NGP IX”), which is the sole member of NGP IX Holdings GP, LLC (“NGP IX Holdings GP”), which is the general partner of NGP IX US Holdings, LP (“NGP IX US Holdings”), which in turn is the sole member of the selling stockholder. Accordingly, each of Kenneth A. Hersh, GFW IX, G.F.W. Energy IX, NGP IX, NGP IX Holdings GP, and NGP IX US Holdings may be deemed to share voting and dispositive power over the shares owned of record by the selling stockholder, and, as a result, may be deemed to beneficially own such shares. Each of Kenneth A. Hersh, GFW IX, G.F.W. Energy IX, NGP IX, NGP IX Holdings GP, and NGP IX US Holdings disclaims beneficial ownership of such shares in excess of their pecuniary interests therein. The business address of the selling stockholder is 125 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062.

(22)

John D. Howard, by virtue of his status as the sole member of JDH Management LLC, which is the general partner of IPC Advisors III, L.P. (“IPC”), which in turn is the general partner of Irving Place Capital Partners III, L.P. (“Fund III”), may be deemed to share beneficial ownership of shares owned of record by the selling stockholder, which is an affiliate of both IPC and Fund III. Mr. Howard and IPC share investment and voting power with respect to shares owned by the selling stockholder, but disclaim beneficial ownership of such shares expect to the extent of their pecuniary interest therein. The selling stockholder is an affiliate of, and controlled by, IPC. The business address of the selling stockholder is 745 Fifth Avenue, 7th Floor, New York, New York 10151.

(23)

John D. Howard, by virtue of his status as the sole member of JDH Management LLC, which is the general partner of IPC, which in turn is the general partner of the selling stockholder, may be deemed to share beneficial ownership of the shares owned of record by the selling stockholder. Mr. Howard and IPC share investment and voting power with respect to shares owned by the selling stockholder, but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The selling stockholder is an affiliate of, and controlled by, IPC. The business address of the selling stockholder is 745 Fifth Avenue, 7th Floor, New York, New York 10151.

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